Exhibit 99.1

NEXMED REPORTS 2008 YEAR END FINANCIAL
AND OPERATIONAL RESULTS

East Windsor, NJ, March 16, 2009 -- NexMed, Inc. (Nasdaq: NEXM), a developer of innovative products based on the NexACT® drug delivery technology, today announced financial and operational results for the year ended December 31, 2008.

For the year ended December 31, 2008, NexMed reported a net loss of $5,171,198, or $0.06 per basic and diluted share based on 83,684,806 weighted average shares outstanding. This compares to a net loss of $8,787,228 or $0.11 per basic and diluted share based on 82,015,909 weighted average shares outstanding in 2007.

The Company filed its Form 10-K today, March 16, 2009, for the year ended December 31, 2008, which contains a going concern qualification from its independent auditors.  As of December 31, 2008, the Company had approximately $2.8 million in cash and cash equivalents.  As a result of ongoing cost control initiatives, the Company believes its current cash reserves of approximately $4.5 million should provide sufficient cash to fund its operations into the first quarter of 2010.

Conference Call
NexMed’s 2008 year end conference call is scheduled for Tuesday, March 17, 2009 at 10:00 a.m. EST.  At that time, management will review 2008 financial and operational results, as well as the status of its products in the pipeline.  The call can be accessed in the U.S. by dialing 877-407-9205 and outside of the U.S. by dialing 201-689-8054 and asking the conference operator for the NexMed Conference Call.  The teleconference replay is available for one week by dialing in the U.S. 877-660-6853 and outside of the U.S. by dialing 201-612-7415.  Replay pass codes 286 and 316793 are both required for playback.  The conference call will also be Webcast live at URL http://www.investorcalendar.com/IC/CEPage.asp?ID=142293.  The Webcast replay will be available for three months.

About NexMed
NexMed’s pipeline includes its innovative topical onychomycosis treatment, which is licensed to Novartis for global development, a late stage alprostadil treatment for erectile dysfunction, a Phase 2 treatment for female sexual arousal disorder, and an early stage treatment for psoriasis.  For further information about NexMed, go to www.nexmed.com.

Statements under the Private Securities Litigation Reform Act: with the exception of the historical information contained in this release, the matters described herein contain forward-looking statements that involve risks and uncertainties that may individually or mutually impact the matters herein described, including, but not limited to, obtaining regulatory approval for its products under development, entering into partnering agreements, pursuing growth opportunities, and/or other factors, some of which are outside the control of the Company.

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Company Contact:	Investor Relations:
Mark Westgate, CFO	Paula Schwartz
NexMed, Inc.	Rx Communications Group, LLC
(609) 371-8123, ext: 159	(917) 322-2216
mwestgate@nexmed.com	pschwartz@rxir.com